Exhibit 4.20

February 20, 2018

Via Hand Delivery

RICHARD BRAND
110 Wrexham Road
Bronxville, NY 10708

Re:	Severance Agreement and General Release

Dear Richard:

We are interested in resolving cooperatively your separation of employment with BeyondSpring Pharmaceuticals, Inc. (the “Company”), effective February 20, 2018. Toward this end, we propose the following Severance Agreement, which includes a General Release (“the Agreement”).

Please note that some provisions of the Agreement apply whether or not you sign this Agreement. Other provisions apply only if you sign. Throughout the Agreement, we have tried to make this distinction clear.

For example, the terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement, Conversely, you will not be eligible to receive the Severance Benefits set forth in Paragraph 2 below, unless you sign and do not revoke this Agreement. (Please see Paragraph 21 below for what it means to revoke this Agreement.)

This Agreement is a very important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it.

You may consider for twenty-one (21) days from your receipt of this proposed Agreement whether you wish to sign this Agreement.

Because this is a legal document, you are encouraged to review this proposed Agreement with your attorney.

1.         General Terms of Your Termination of Employment.

(a)       Your last day of employment will be February 20, 2018. You will be paid for all time worked up to and including your last day of employment. In addition, you will be paid through the end of February in lieu of notice.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

(b)       The Company will allow your termination to be considered a resignation if you submit the resignation letter by February 20, 2018, attached as Exhibit A.

(c)       You are not due any payment for unused paid time off (PTO) or vacation pay under Company policy.

(d)       Your eligibility to participate in Company sponsored group health coverage (medical and dental) as an employee of the Company will end effective February 28, 2018. However, you will be eligible to continue to participate in this health coverage at your sole expense in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act or applicable state or local law (“COBRA"), subject to COBRA’s terms, conditions and restrictions.

If you sign and do not revoke this Agreement, the Company will pay the premium you otherwise would be required to pay for a period of time, as described below in Paragraph 2(b).

(e)       Your eligibility to participate in any other Company sponsored benefit plans will cease on February 20, 2018.

(f)        You may be eligible for a distribution of vested benefits under the Company’s 401 (k) Plan in accordance with the terms, conditions, restrictions and other provisions of the plan.

(g)       You will be reimbursed for all reasonable expenses you have incurred on behalf of the Company in accordance with the Company’s reimbursement guidelines, provided that you submit your expense report for reimbursement within fourteen (14) days of your last day of employment.

(h)       You are required to comply with Paragraphs 7 and 9 below.

(i)        You remain legally bound by and agree to comply with your Mutual Confidentiality and Non-Disclosure Agreement dated February 29, 2016 (the “Confidentiality Agreement”) and Paragraphs 4, 5, and 6 of your Amended and Restated Employment Agreement dated November 10, 2016 (the “Employment Agreement”), copies of which are attached to this Agreement for your convenience respectively as Exhibits B and C.

2.         Severance Benefits. If you sign this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, the Company will do the following;

(a)       The Company will pay you one month of severance pay less taxes and other deductions required by law, in the gross amount of $8,333.33, less all applicable holdings (the “Severance Payment”). The Severance Payment will be paid on the Company’s first payroll pay date that is at least ten (10) days after the expiration of the Revocation Period described in Paragraph 21 below.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

(b)       The Company will pay the monthly premium for your (and your covered dependents, if applicable) continued participation in the Company’s group health (medical and dental) coverage pursuant to COBRA through May 31, 2018, provided that you (and any covered dependents) are eligible for and timely elect to enroll in COBRA coverage. Thereafter, your continued participation in the Company’s group health coverage pursuant to COBRA shall be at your sole expense.

(c)       For purposes of this Agreement, the Company’s undertakings in this Paragraph 2 above shall be referred to as Severance Benefits. You will not be eligible for the Severance Benefits described in this Paragraph 2 if you revoke this Agreement on a timely basis in accordance with Paragraph 21 below. You also will not be eligible for the Severance Benefits described in this Paragraph 2 until: (i) the Company has received an executed copy of this Agreement; and (ii) you have returned all Company property and documents in accordance with Paragraphs 7 and 9 below.

3.         General Release.

(a)       In exchange for the Company’s Severance Benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)       By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)          any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)         any Claims having anything to do with the termination of your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(iii)        any Claims for severance, benefits, bonuses, incentive compensation, equity, commissions and/or other compensation of any kind;

(iv)        any Claims for reimbursement of expenses of any kind;

(v)         any Claims under the Restricted Share Award Agreement dated April 11, 2017, or any prior equity agreement, including the Stock Option Agreement dated March 7, 2016;

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

(vi)        any Claims under your Employment Agreement;

(vii)       any Claims for attorneys’ fees or costs;

(viii)      any Claims under the Employee Retirement Income Security Act (“ERISA”);

(ix)        any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, family status, marital status, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended, such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act; the New York State Executive Law, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code; and any Claims for retaliation under any of the foregoing laws;

(x)          any Claims regarding leaves of absence or paid time off under federal, state or local law, including, but not limited to, any Claims under the federal Family and Medical Leave Act, the New York City Earned Sick Time Act, and the New York State Paid Family Leave law;

(xi)         any Claims under the Worker Adjustment Retraining and Notification Act (WARN), the New York State Worker Adjustment and Retraining Notification or any other federal, state or local law governing reductions in force or mass layoffs;

(xii)        any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(xiii)       any Claims arising under the Uniformed Services Employment  and Reemployment Rights Act (“USERRA”) or any state law governing military leave, including but not limited to claims under the New York Family Military Leave Law or any other state or local law;

(xiv)      any Claims for violation of public policy;

(xv)       any whistleblower or retaliation Claims under federal, state or local law, including but not limited to claims under the New York Labor Law;

(xvi)      any Claims for emotional distress or pain and suffering; and/or

(xvii)     any Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act;

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

(xviii)    any Claims under the federal Fair Credit Reporting Act, the New York Fair Credit Reporting Act, or any Claims under any other federal, state or local law regarding background checks;

(xix)       any Claims under the federal or any state constitutions;

(xx)        any Claims under the laws of the State of New York and/or New York City;

(xxi)       any other statutory, regulatory, common law or other Claims of  any kind, including, but not limited to, Claims for breach of contract, libel, slander, defamation, tortious interference with business relations, fraud, invasion of privacy, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(c)       The term “Releasees” includes: the Company, BeyondSpring Pharmaceuticals, Inc., and any parent, subsidiary, related or affiliated companies of the Company (whether domestic or foreign), including but not limited to BeyondSpring Inc., BeyondSpring Ltd., BeyondSpring Pharmaceuticals Australia PTY Ltd., BeyondSpring (HK) Limited, Wanchun Biotechnology Limited, Wanchun Biotechnology, Ltd., Dalian Wanchun Biotechnology Co., Ltd, and Dalian Wanchunbulin Pharmaceuticals Ltd., and all and singularly, each of their past and present employees, consultants, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns, including but not limited to Lan Huang.

4.         Non-Released Claims. The General Release in Paragraph 3 above does not apply to:

(a)       Any Claims for vested benefits under the Section 401(k) Plan;

(b)       Any Claims to require the Company to honor its commitments set forth in this Agreement;

(c)       Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement:

(d)       Any Claims that arise after you have signed this Agreement;

(e)       Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a private agreement.

In addition, the General Release in Paragraph 3 is subject to and limited by your retained rights in Paragraph 5 below.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

5.         Retained Rights

(a)       Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with, provide information to--or testify or otherwise participate in any action, investigation or proceeding of--any federal, state, or local government agency, commission or entity (including, but not limited, to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”); or (iii) to restrict or otherwise interfere with your right and/or obligation to disclose any information or produce any documents as is required by law or legal process.

(b)       Further, the General Release in Paragraph 3 does not prevent you from contacting or filing a charge with any federal, state or local government agency, commission or entity (including, but not limited to, the EEOC, NLRB or SEC) or restrict or otherwise interfere with the information you may provide to them in connection with any such contact, charge or complaint. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf. Notwithstanding the foregoing, nothing in this Agreement limits your right to receive an award for information provided to the SEC or any other government agency or entity.

6.         Adequacy of Consideration. You acknowledge and agree that the Severance Benefits pursuant to Paragraph 2 above:

(a)       Are not required by any policy, plan or prior agreement;

(b)       Constitute adequate consideration to support your General Release in Paragraph 3 above; and

(c)       Compensate you for the Claims you are releasing.

For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

7.         Prohibition on Your Using or Disclosing Certain Information. Regardless of whether you sign this Agreement and in addition to your obligations under the Confidentiality Agreement and Paragraph 5 of the Employment Agreement, you shall regard and preserve as confidential: (i) all trade secrets and/or other proprietary and/or confidential information belonging to the Company, including but not limited to Confidential Information as defined in the Confidentiality Agreement and the Employment Agreement; and (ii) all trade secrets and/or other proprietary and/or confidential information belonging to a third party which have been confidentially disclosed to the Company, which trade secrets and/or other proprietary and/or confidential information described in (i) and (ii) above (collectively, “Confidential/Trade Secret Information”) have been disclosed to you by reason of your relationship with the Company. You shall not, without written authorization from me to do so, use for your own benefit or purposes, or the benefit or purposes of any person or entity other than the Company, nor disclose to others, any Confidential/Trade Secret Information. This provision shall not apply to your general expertise and “know how” or to information that has been voluntarily disclosed to the public by the Company, or otherwise entered the public domain through lawful means. Confidential/Trade Secret Information shall include, but not be limited to, all non-public information relating to the Company’s (i) business, research, development and marketing plans, strategies and forecasts; (ii) business; (iii) products (whether existing, in development, or being contemplated); (iv) suppliers and customers’ identities, usages, and requirements; (v) reports; (vi) formulas; (vii) specifications; (viii) designs, software and other technology; and (ix) terms of contracts. The definition of Confidential/Trade Secret Information in this provision is supplemented by and in addition to any categories or examples of Confidential Information as set forth in the Confidentiality Agreement and Employment Agreement. This prohibition is subject to and limited by your Retained Rights in Paragraph 5 above.

Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the Federal Defend Trade Secrets Act of 2016 (“DTSA”). Under the DTSA, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.         Duty to Notify. Regardless of whether you execute this Agreement, in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential/Trade Secret Information which you acquired in the course of your employment, you must notify me immediately by calling the following phone number: (646) 305- 6387. Regardless of whether you are successful in reaching me by telephone, you also must notify me immediately in writing, via certified mail, at the following address: Beyond Spring, Inc., 39th Floor, 28 Liberty Street, New York, NY 10005. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision does not apply to requests or demands for information from government officials or investigators, and is subject to and limited by your Retained Rights in Paragraph 5 above.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

9.         Company Property and Documents.  Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above, you must return to me prior to your last day of employment, retaining no copies, (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, and Company equipment, such as lap-top computers, hot spots and prints outs); and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.). Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above, you also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment, cloud storage, or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices, cloud storage or personal email accounts and certify, in writing, to me that you have done so. Signing this Agreement constitutes such certification.

10.       Confidentiality of this Agreement. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner, civil union or immediate family member; (ii) to the extent required by law; (iii) in connection with any Claim to interpret or determine the scope, meaning, enforceability or effect of the Agreement; (iv) to obtain confidential legal, tax or financial advice with respect thereto; or (v) in connection with any of your Retained Rights as set forth in Paragraph 5 above.

11.       Non-Defamation. You agree that you will not make any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 3(c) above) and their respective services. This restriction is subject to and limited by your Retained Rights in Paragraph 5 above.

12.       References. You agree that you will direct any and all prospective employers seeking a reference to contact only Hana Dokic. Hana Dokic shall provide a neutral reference only, stating dates of employment and position held and that it is the Company’s general policy to provide only this limited information. However, if you supply the potential employer with your base salary at the time of termination, the Company will confirm or deny the accuracy of the statement which you provide to them.

13.       Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. You agree that any disputes filed by you or against you arising out of or relating to this Agreement shall be filed exclusively in the federal or state courts in New York and you consent to the jurisdiction and venue of these courts in any action instituted by the Company against you.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

14.       Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

15.       Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

16.       Entire Agreement. This Agreement constitutes the entire agreement between the parties and, other than the Confidentiality Agreement and Paragraphs 4, 5, and 6 of the Employment Agreement, supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for your Confidentiality Agreement and Paragraphs 4, 5, and 6 of the Employment Agreement, which survive the termination of your employment and is incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by me.

17.       Acknowledgment. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph I which shall be paid to you regardless of whether you sign this Agreement.

18.       Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

19.       Days. All references to a number of days throughout this Agreement refer to calendar days.

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

20.       Representations. You agree and represent that:

(a)       You have read carefully the terms of this Agreement, including the General Release;

(b)       You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)       You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)       You were given twenty-one (21) days from your receipt of this proposed Agreement to determine whether you wish to sign this Agreement, including the General Release;

(e)       Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)        No promise or inducement not expressed in this Agreement has been made to you;

(g)       You understand that you are waiving your Claims as set forth in Paragraph 3 above (subject to the limitations in Paragraph 4 above), including, but not limited to. Claims for age discrimination under the Age Discrimination in Employment Act; and

(h)       You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

21.       Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to my attention at the following address; Beyond Spring, Inc., 39th Floor, 28 Liberty Street, New York, NY 10005. The letter must be post-marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Severance Benefits set forth in Paragraph 2.

22.       Offer Expiration Date. As noted above, you have twenty-one (21) days following your receipt of the Agreement to decide whether you wish to sign this Agreement. If you do not sign this Agreement within twenty-one (21) days following your receipt of it, then this offer shall expire and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above.

*          *           *

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.

We wish you the best in the future.

Sincerely,

/s/ Lan Huang
Lan Huang
Chairman & CEO

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Richard Brand
Richard Brand

2/20/18
Date

BeyondSpring Pharmaceuticals, Inc. | 28 Liberty, 39th Floor | New York, NY 10005
Main Tel: (646) 305-6387
www.beyondspringpharma.com

EXHIBIT A

February 20, 2018

Dear Lan,

This letter confirms that I resign from my employment with BeyondSpring Pharmaceuticals, Inc. and BeyondSpring Inc., effective February 20, 2018.

Sincerely,

/s/ Richard Brand
Richard Brand

EXHIBIT B

MUTUAL CONFIDENTIALITY AND
NON-DISCLOSURE AGREEMENT

This MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT (this "Agreement") is made and entered into as of Feb 29, 2016, by and between: (i) BeyondSpring Pharmaceuticals, Inc., having a principal place of business at 28 Liberty Street, 39th Floor, New York, NY 10005 (“BeyondSpring”); and (ii) Richard A. Brand, having a principal place of business at 15 Beechtree Lane, Apt.3D, Bronxville NY 10708 ("CONFIDANT").

 WHEREAS, BEYONDSPRING and CONFIDANT own and possess certain valuable proprietary and confidential information relating to the concept, design, development and marketing of their respective services and/or products and all related technologies, in this case, Plinabulin and its derivatives, and other BeyondSpring assets, or other information about their business or related activities, including, without limitation technical and business information, equipment designs and specifications, process and equipment schematics and drawings, and operating know-how, formulae, inventions and ideas, past, current and planned research and development, business plans, computer software and programs, and any other information, however documented, that is a trade secret within the meaning of the common law or the federal or state statutory or other laws in the United States (“Confidential Information”); and

 WHEREAS, BEYONDSPRING and CONFIDANT may provide each other Confidential Information in connection with discussions and meetings with each other regarding a potential business relationship and activities undertaken throughout the duration of their relationship relating to Plinabulin (NPI-2358) and its derivatives, and other BeyondSpring assets (the "Business Purpose"), and each desires that any such information shall be kept confidential by the other party;

NOW, THEREFORE, in consideration of the disclosure of such Confidential Information, each party is willing to keep such information confidential in accordance with the terms and conditions set forth in this Agreement and hereby agrees as follows;

1.         Confidentiality. Each party agrees that, for a period of ten (10) years from the date of this Agreement, such recipient party shall use the same means it uses to protect its own confidential proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of Confidential Information. Confidential Information shall not include information which belongs to the recipient party or is: (i) already known by the recipient party and was not obtained, directly or indirectly, from the other party; (ii) part of the public domain or becomes part of tire public domain through no unauthorized act of the recipient party; (iii) lawfully received from a third party where such third party had the legal right to disclose such information and which third party did not obtain the same, directly or indirectly, from the other party; (iv) independently developed by the recipient party without use of the other party's Confidential Information; (v) pre-approved in writing by the other party for disclosure; or (vi) disclosed as required by law, governmental agency or rule, or court order, so long as the party required to disclose the information provides that other party with timely prior notice of such requirement. Furthermore, to be subject to this Agreement, Confidential Information shall be only such as is disclosed in written form conspicuously marked “confidential” or, if disclosed orally, if confirmed by a written summary thereof sent to the recipient party within 30 days of initial disclosure. For the avoidance of doubt, all obligations of each party shall expire as of the tenth anniversary of the date of this Agreement.

Each party may use Confidential Information received from the other party only in connection with and to further the Business Purpose, and may only provide such Confidential Information to its respective directors and employees and affiliates who have a need to know such Confidential Information and who are obligated to the recipient party to comply on its behalf with the terms of this Agreement.

2.         Return of Confidential Information. Upon the written request of the party owning Confidential Information at any time, the other party shall promptly return all copies of Confidential Information to the owning party or certify, if so requested by the owning party, in writing that all copies of Confidential Information have been destroyed. A party may return Confidential Information, or any part thereof, to the other party at any time. In any event, the recipient party shall be entitled to retain one copy in the files of its legal counsel solely for archival purposes.

3.         No Further Rights; No Third Party Beneficiary. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in Confidential Information except for the use of such Confidential Information as expressly provided herein. This Agreement is not intended, nor shall it be construed, to create or convey any right in or upon any person or entity not a party to this Agreement.

4.         Other Discussions, etc. The parties expressly agree that the provision of Confidential Information hereunder and any discussions held in connection with the Business Purpose shall not prevent either from pursuing similar discussions with third parties or obligate either party to continue discussions with the other or to take, continue or forego any action relating to the Business Purpose.

5.         Enforcement. Each party acknowledges that the other may suffer irreparable damage in the event of any material breach of the provisions of this Agreement. Accordingly, in such event, a party will be entitled to seek preliminary and permanent injunctive relief, as well as any other applicable remedies at law or in equity against the party who has breached or threatened to breach this Agreement. If either party hereto employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees. Each party accepts all responsibility for any breach of this Agreement by any director, employee and affiliate of such party who learns of Confidential Information, and, at such party's sole expense, shall take all reasonable measures (including, but not limited to, court proceedings) to restrain any such director, employee or affiliate from prohibited or unauthorized disclosure of such Confidential Information.

2

6.         Releases. All media releases and public announcements or disclosures by either party relating to this Agreement, its subject matter or the Business Purpose shall be coordinated with and approved by the other party in writing prior to the release thereof.

7.         Termination. Upon written notice from one party hereto to the other, this Agreement and the rights and obligations hereunder may be terminated solely as to yet undisclosed Confidential Information; provided that this Agreement and the parties' rights and obligations hereunder shall survive and remain in full force and effect with respect to all information. Confidential Information or otherwise, disclosed prior to the receipt of such written notice.

8.         Notices. All notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by first class mail, overnight delivery, postage prepaid certified mail (return receipt requested), to the address of the receiving party set forth on the signature page of this Agreement (or to such different address or facsimile number as either party has specified in writing to the other). Notices delivered by overnight delivery, personally delivered or sent by facsimile shall be effective upon receipt of confirmation; notices sent by mail shall be effective three (3) days after mailing.

9.         Miscellaneous. The parties agree that this Agreement: (i) is the complete and exclusive statement between the parties with respect to the protection of the confidentiality of Confidential Information; (ii) supersedes all discussions and other communications or agreements between the parties relating to the subject matter hereof; (iii) may only be modified in writing by authorized representatives of the parties; and (iv) shall be governed by the laws of the State of Delaware without regard to conflicts of law principles thereof. Neither party shall disassemble, decompile or otherwise reverse engineer any software product of the other party and, to the extent any such activity may be permitted, the results thereof shall be deemed Confidential Information subject to the requirements of this Agreement.

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IN WITNESS WHEREOF, BEYONDSPRTNG and CONFIDANT have each caused this Agreement to be signed and delivered all as of the date first set forth above.

BEYONDSPRING		CONFIDANT

By:	/s/ Lan Huang	By:	/s/ Richard A. Brand
	Lan Huang		Richard A. Brand

Title:	CEO	Title:

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EXHIBIT C

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into on November 10, 2016 (the “Effective Date”) by and between BeyondSpring Pharmaceuticals, Inc. (“Company”) and Mr. Richard Brand (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee and the Company entered into an employment agreement on March 7, 2016, in which Employee agreed to serve as an employee of the Company;

WHEREAS, Employee and the Company desire to amend and restate the employment agreement to revise certain terms.

AND NOW, intending to be legally bound, the Parties agree as follows:

1.        Position and Duties

a.   Employee shall serve and the Company shall employ Employee in the position of Chief Financial Officer. Employee shall report directly to Dr. Lan Huang, CEO ("Supervisor"). The duties of Employee shall be assigned by the Supervisor from time to time commensurate with Employee’s education, skills and experience.

b.   Employee shall work full-time and devote Employee’s best efforts to do the business of the Company in a manner that will further the interests of the Company.

c.   Employee shall not work for any other person or entity while in the employ of the Company without prior written consent from the Supervisor.

d.   Employee shall comply with all Company policies including, but not limited to, the attached Employee Handbook.

2.        Term and Termination

a.   Employee agrees to use his best efforts to remain employed with the Company for a minimum of 4 calendar years from the Effective Date.

b.   Should Employee choose to resign voluntarily from the Company at any point in time, Employee agrees to give the Company a minimum of four (4) weeks written notice prior to Employee’s resignation date.

c.   In the event that Employee does not give the Company four (4) weeks written notice prior to his resignation date, Employee agrees that the Company shall be entitled to withhold four (4) weeks of Employee’s salary.

d.   Employee’s employment may be terminated at any time and for any reason by action of the Supervisor, or any other officer of the Company, and the Parties agree that nothing in this Section shall change the “at-will” employment relationship between the Parties.

3.        Compensation. Employee shall be paid a salary of $100,000 annually. The Company will pay for Employee's medical insurance. Employee shall be entitled to participate in any salary increase program offered during employment with the Company, on a basis consistent with that applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance.

4.        Nonsolicitation.

a.   Employee shall not, for a period of two (2) years after the date of Employee’s termination from the Company, directly or indirectly, solicit for hire any employees of the Company or induce any employees of the Company to terminate their relationship with the Company.

b.   Employee agrees that Employee shall pay the Company the amount of Five Thousand Dollars ($5000) for each breach of Section 4.a. herein.

5.        Non-Disclosure of Confidential Information

a.   The term Confidential Information means and includes any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) which (i) is not generally known to the public; (ii) was acquired or learned by Employee as a result of and during his relationship with Company at any time prior to or after the Effective Date; and (iii) relates to the business of Company and has actual or potential value to Company because it is not generally known. Without limiting the generality of the term, it includes any and all information made available to Employee in the course of his performance of services to Company prior to and after the Effective Date, including but not limited to all information relating to Company’s products, services, customers, employees, affiliates, suppliers, production processes, research, development, patents, copyrights, trademarks, intellectual property, finances, contracts, inventions, and actual and/or potential business opportunities; Company’s business plans and strategies; Company’s financing arrangements; and any other non-public information relating in any way to Company’s business or prospective business affairs. Confidential Information includes information or materials developed or acquired by Employee, alone or in concert with others, and also includes drafts, works-in-process, duplicates or reproductions of such information prior to and following the Effective Date.

b.   Employee agrees to hold and safeguard for the sole benefit of Company all Confidential Information acquired or developed by Employee. Employee will not, without the prior written consent of Company, during the term hereof or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Information to any person, except in the good faith performance of Employee’s duties during the term of the Agreement to persons having a need to know such information for the benefit of the Company.

c.    Before disclosing Confidential Information under the compulsion of legal process, Employee agrees to give prompt notice to Company of the fact that Employee has been served with legal process which may require the disclosure of Confidential Information. The notice will be given within sufficient time before disclosure to permit Company to intervene in the matter or to take such other action as may be necessary to protect its interests and rights in its Confidential Information.

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d.   Upon the termination of the Agreement for any reason. Employee agrees to immediately return to Company all Confidential Information in any form or format in his possession or under his control. Employee agrees that he will not retain any copies or reproductions of Confidential Information in any form or format.

6.        Ownership of Inventions

a.   All Inventions are the property of Company, and may be used, assigned, sold, patented or applied by Company without the approval of Employee or the payment of additional consideration. The term Inventions means all ideas, innovations, improvements, creations, discoveries, developments, concepts and designs (whether or not patentable) and all computer programs, software, insurance product applications, literary works, publications, audio/visual works, photographs, drawings, designs or other works (whether or not copyrightable) which relate to the business in which Company is engaged or plans to engage and which were created or conceived by Employee, alone or in concert with others, during the term of the Agreement.

b.   Employee hereby assigns to Company Employee’s entire right, title and interest in and to all Inventions, without further consideration, free from any claim, lien for balance due, or rights of retention. During or after Employee’s employment, Employee agrees, upon request, to execute all documents necessary to evidence or effectuate such assignment; and further, to promptly and fully assist the Company in every lawful way, without additional compensation, but at Company’s expense, to obtain for the benefit of Company any patents, copyrights or other legal protection for such Inventions, including assisting in the preparation and filing of patent and copyright applications, giving testimony in legal proceedings and execution of all necessary documentation relating to obtaining, securing, defending and renewing such patents and copyrights.

7.        Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or sent by guaranteed overnight delivery service or registered or certified mail to the following addresses:

To Employee: Richard Brand, 15 Beechtree Lane, Apt. 3D, Bronxville, NY 10708

To Company: BeyondSpring Pharmaceuticals, Inc., 28 Liberty Street, 39th Floor, New York, NY 10005 or to such other addresses as either party may designate to the other in writing.

8.        Governing Law. This Agreement is made under and shall be governed in its validity and interpretation by and in accordance with the substantive laws of the State of New York without giving effect to the principles of conflicts of laws.

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9.         Venue. Any dispute arising under this Employment Agreement shall be filed in the New York Supreme Court, New York County.

10.      Severability. In case any provision hereof shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

11.      Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior negotiations, representations, agreements, proposals and understandings among the Parties with respect thereto.

12.      Headings. The headings of the sections are for the convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

13.      Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Richard A. Brand
Employee

/s/ Lan Huang
Company

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